Exhibit 99.2

ADVISORY AND CONSULTING AGREEMENT

This Advisory and Consulting Agreement (“Agreement”) dated September 25, 2015 and effective September 25, 2015 (the “Effective Date”) by and between Laidlaw & Co. (UK) Ltd. with a business address at 546 Fifth Avenue, 23rd Floor, New York, NY 10016 (“Company”), and Trevor Lane Advisory LLC (“Consultant”) a Pennsylvania limited liability company.

WHEREAS, Consultant is a single member LLC with substantial experience in, among other matters, pharmaceutical and biopharmaceutical business operations, business development, corporate planning, corporate finance, strategic planning, institutional investing, investor relations and public relations;

WHEREAS, Company desires that Consultant and Consultant’s employees provide advisory and consulting services to assist Company with strategic advisory services as may be required, (collectively referred to as the “Services”); and

WHEREAS, Consultant has the requisite knowledge and experience to provide the Services;

NOW, THEREFORE, Company and Consultant agree as follows:

1. Services. During the Term of this Agreement, Consultant shall consult with and assist Company (including, at the request of any officer or member of senior management, any advisors or representatives of Company) and provide the Services and will assist with other reasonable requests for information or other assistance that Company may request. Consultant shall ensure that Consultant is available for providing the Services in accordance with this Agreement and also shall be available outside business hours and for business travel, in each case, as may be reasonably requested by Company, for the provision of Services. The Services shall be conducted according to the scope set forth herein. The time commitment that will be required of Consultant shall be as reasonably requested for the provision of the Services. Consultant expressly agrees and represents that the Services to be performed by Consultant pursuant hereto are not and shall not be in contravention of any other agreement or arrangement by which such Consultant is or may hereafter be bound.

2. Project Materials and Consultant Services.

2.1 Company will from time to time provide Consultant with access to information and documents, so as to enable Consultant to provide the Services.

2.2 Consultant agrees to communicate to Company, its designees, successors, legal representatives or assigns, any facts or other information known to Consultant relating to the Services.

3. Reasonable Efforts. Consultant agrees to use all reasonable efforts to provide the Services required under this Agreement within a reasonable time period. Consultant shall perform the Services conscientiously and in a professional manner, and devote commercially reasonable efforts and abilities thereto. Consultant shall observe all policies and procedures of Company and such other directives as may be promulgated from time to time by Company’s officers or senior management.

4. Compliance with Laws. Consultant shall maintain in effect any licenses and authorizations necessary to Consultant’s performance of the Services hereunder. The Services will be provided in accordance with, and Consultant will comply with, all federal, state, and local laws and regulations applicable to the Services.

5. Payments and Expenses.

5.1 Service Fee. In consideration of the Services to be performed under this Agreement, Company shall provide compensation to Consultant for Consultant’s activities hereunder in the amount of Five Hundred Dollars ($500) per hour (“Service Fee”) with monthly accumulated Service Fee not to exceed Thirty-thousand Dollars ($30,000). The Service Fee will be invoiced by Consultant on or near to the first day of the month following the performance of Services and shall be payable within 30 days of invoice.

5.2 Expenses. In addition to the Service Fees referenced in paragraph 5.1 above, Company will reimburse Consultant for reasonable and customary travel, lodging and out-of-pocket expenses incurred in connection with the performance of the Services upon proper submission of supporting documentation by Consultant to Company in accordance with Company’s expense reimbursement policy, including, without limitation, for out-of-pocket and reasonable legal fees incurred in connection with the negotiation and execution of this Agreement and such other matters as Consultant deems appropriate in connection with Consultant’s performance of the Services; provided, that (except in connection with the indemnification provisions set forth on Exhibit A) Company shall not be obligated to reimburse expenses exceeding $10,000 in the aggregate in any six month period, unless such expenses were preapproved in writing by Company.

6. Independent Contractor. Consultant's relationship to Company under this Agreement shall be that of an independent contractor and not an employee, agent, joint venturer, or partner of Company or its affiliates. It is agreed and understood by the parties to this Agreement that Company shall treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file any required forms consistent with that status. Consultant agrees, as an independent contractor, that neither Consultant nor any of Consultant’s agents is entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant is injured in any manner while performing Consultant’s obligations under this Agreement. Consultant will be solely responsible for all applicable federal, state and local withholding taxes and unemployment taxes, as well as social security, state disability insurance, workers’ compensation and all other payroll charges payable to, or on behalf of, Consultant.

7. Effective Date and Term. The initial term of this Agreement shall begin on the Effective Date and shall continue for six (6) months thereafter (the “Initial Term”) unless earlier terminated pursuant to Section 8. At the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive thirty (30) day periods (the Initial Term and all such renewal periods, the “Term”) unless written notice of non-renewal is provided by one party to the other at least thirty (30) days prior to the applicable renewal date.

8. Termination. Either party (Company or Consultant) may terminate this Agreement upon 30 days written notice to the other party. Paragraphs 10 through 23 of this Agreement shall survive any termination of this Agreement, whether pursuant to this Section 8 or upon expiration of the Term. Upon termination of this Agreement by either party, Company shall pay Consultant that portion of the Service Fee earned (but not yet paid) through the termination date.

9. Data and Reporting. All written materials, comments, critiques, conclusions, data, analyses, models, graphs, equations, statistical methodologies and other relevant information generated or utilized by Consultant during and pursuant to performing the Services will be promptly and fully disclosed to Company, and shall be freely usable in all respects by Company consistent with good business judgment and in Company’s sole discretion.

10. Confidential Information.

10.1 Definition. "Confidential Information" means all information provided by or on behalf of Company to Consultant or generated by Consultant during and pursuant to performing the Services hereunder, whether in written or oral form.

10.2 Use of information. Consultant shall use the Confidential Information solely for the purpose of performing the Services pursuant to this Agreement. Consultant shall keep all Confidential Information in confidence, and shall not disclose the Confidential Information to anyone.

10.3 Information exceptions. Specifically excepted from the definition of Confidential Information is all information that:

(a) is already known by Consultant at the time of disclosure by Company as demonstrated by prior written records, and that was received by Consultant on a non-confidential basis from a third party who had the right to disclose it and is not the subject of a separate confidentiality agreement between Company and Consultant; or

(b) is already generally available or becomes generally available in print or other tangible form to the public other than as a result of an act or omission of Consultant or Consultant’s agents;

(c) is received by the Consultant on a non-confidential basis from a third party who has the right to disclose it, and who did not receive it, directly or indirectly, from Company; or

(d) is independently developed by Consultant without use of, reference to or reliance on in any manner whatsoever the Confidential Information or any information that is the subject of a separate confidentiality agreement between Company and Consultant.

10.4 Copies. Consultant agrees not to make copies of any Company disclosures or other Confidential Information other than those copies required by Consultant to perform the Services pursuant to this Agreement. Upon Company’s request, Consultant shall return to Company all such information, including any copies thereof. Upon the termination of this Agreement, Consultant will return to Company any Company property in Consultant’s possession.

10.5 Disclosure. In the event that any Confidential Information is required to be disclosed pursuant to any judicial or government request, requirement or order, Consultant shall take reasonable steps to provide Company with sufficient prior notice in order to allow Company to contest such request, requirement or order. In such event, Consultant will cooperate reasonably with Company, at Company’s expense, in seeking confidential treatment of such requested or compelled disclosure. In the event that Company is not able to obtain a protective order or other remedy, Consultant may, without liability under this Agreement, furnish only that portion of the Confidential Information which, in the opinion of Consultant’s counsel, Consultant is legally required to disclose, provided that Consultant gives Company written notice of the information to be disclosed as far in advance as practicable and uses best efforts to obtain assurances that confidential treatment will be accorded to such information.

11. Indemnification. Company agrees to the indemnification provisions attached hereto as Exhibit A.

12. Limitation of Liability. Company agrees that in no event will any Indemnified Person (as defined on Exhibit A) be liable or obligated in any manner for any damages (including, but not limited to actual, consequential, exemplary or punitive damages or lost profits) in excess of fees actually received by Consultant from Company pursuant to Section 5.1 of this Agreement, and Company agrees not to seek or claim any such damages or profits in any circumstance.

13. Insurance. Company shall maintain in force at its sole cost and expense customary insurance of a type and in an amount reasonably sufficient to protect against liability hereunder. Consultant shall have the right to request the appropriate certificates of insurance from Company.

14. Notice. Any notice or other communication required or permitted under this Agreement shall be in writing and will be deemed given as of the date it is received by the receiving party. Notice shall be given to the parties at the addresses listed below:

As to Consultant:	Ben Snedeker
351 Trevor Ln
Bala Cynwyd, PA 19004

As to Company:	Matthew D. Eitner
Laidlaw & Co. (UK) Ltd.
546 Fifth Avenue, 23rd Floor,
New York, NY 10016

15. Modification. Any alteration, modification, or amendment to this Agreement must be in writing and signed by both parties.

16. Assignment. Neither party may not assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

17. Applicable Law. This Agreement will in all respects be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflict of laws. The parties irrevocably and unconditionally agree that any suit, action or proceeding arising out of or in connection with this Agreement shall be brought and determined exclusively in any federal court located in the borough of Manhattan, State of New York, or if such federal court does not have jurisdiction over such suit, action or legal proceeding, it shall be brought and determined exclusively in any state court located in the State of New York. Each party hereto irrevocably consents to the personal jurisdiction of the courts in the State of New York in any such suit, action or proceeding and waives and agrees not to assert by way of motion, defense, objection or otherwise, in any such suit, action or legal proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the suit , action or legal proceeding was brought in an inconvenient forum, that the venue thereof is improper or that this Agreement may not be enforced in or by the above-named courts. THE PARTIES HERETO IRREVOCABLY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY MATTER ARISING OUT OF, RELATING TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

18. Waiver and Severability. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision, or condition, or of any other term, provision or condition of this Agreement. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, then this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

19. Entire Agreement. This Agreement, together with all Exhibits, constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior understandings, negotiations, discussions and agreements (both written and oral) between the parties with respect to the subject matter contained herein. This Agreement and the rights and obligations set forth herein may not be modified, amended or waived, whether in whole or in part, except by a writing signed by both parties.

20. Specific Performance. Consultant agrees that Company’s remedies at law for any breach or threat of breach by Consultant of the provisions of this Agreement will be inadequate and that Company shall be entitled to an injunction or injunctions, without the necessity for the posting of a bond or other collateral security, to prevent breaches or threatened breaches of the provisions of this Agreement, and to enforce specifically the terms and provisions hereof. If, at the time of the enforcement of this Agreement, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under the circumstances then existing, each of the parties agrees that it is the intention of the parties hereto that such provision should be enforceable to the maximum extent permissible under applicable law.

21. No Third Party Beneficiary other than Company. Except for each of the Indemnified Persons (each of which is made an express third party beneficiary of this Agreement), nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, corporation, partnership, association or other entity, other than the parties hereto and each of their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

22. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Any signature page delivered by facsimile or PDF signature shall be binding to the same extent as an original signature page with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party who requests it.

23. Right to Consult with Counsel; No Drafting Party. Consultant acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of Consultant’s own choosing, and, given this, Consultant agrees that the obligations created hereby are not unreasonable. Consultant acknowledges that Consultant has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

IN WITNESS WHEREOF the parties have entered into this Agreement as of the date first set forth above.

Laidlaw & Co. (UK) Ltd. By: /s/Matthew D. Eitner Name: Matthew D. Eitner Title: Chief Executive Officer	Trevor Lane Advisory LLC By: /s/ Ben Snedeker Name: Ben Snedeker Title: Sole Member

Effective Date: September 25, 2015

Exhibit A

INDEMNIFICATION PROVISIONS

Company will indemnify and hold harmless Trevor Lane Advisory LLC (“Consultant”), its affiliates, the directors, officers, employees, members and agents of Consultant (each, an “Indemnified Person”), from and against any losses, claims, damages, liabilities or expenses (including actions, claims or proceedings in respect thereof (collectively, “Proceedings”) brought by or against any person, including, without limitation, Company, and the cost of any investigation and preparation therefore and defense thereof) (collectively, “Losses”) arising out of or in connection with (i) any Services rendered or to be rendered by any Indemnified Person pursuant to the Agreement to which this Exhibit A is appended, (ii) the transaction(s) contemplated by the Agreement or (iii) any Indemnified Person’s actions or inactions in connection with any such Services or transaction(s); provided, however, that Company will not be obligated to indemnify for any Losses of any Indemnified Person that are determined by a court of competent jurisdiction in a final judgment not subject to appeal to have resulted in substantial part from the willful misconduct of an Indemnified Person.

The Company also agrees to reimburse each Indemnified Person, periodically upon request (but in any event within 5 business days), for all expenses (including reasonable, out-of pocket fees and expenses of one counsel selected by the Consultant and reasonably acceptable to the Company) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any Proceeding (or enforcing the Agreement), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. If a court of competent jurisdiction determines, in a final judgment not subject to appeal, that the Company is not obligated to indemnify the Indemnified Person because the Losses have resulted, in substantial part, from the willful misconduct of an Indemnified Person, then the Indemnified Persons will promptly refund to Company such amounts advanced to such Indemnified Persons. Nothing contained herein shall preclude any Indemnified Person, at its own expense, from retaining additional counsel to represent such Indemnified Person in any action with respect to which indemnity may be sought from the Company hereunder.

If for any reason the foregoing indemnification is unavailable to any Indemnified Person, then Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative economic interests of Company, on the one hand and the Indemnified Person on the other in the matters contemplated by the Agreement as well as the relative fault of Company, its affiliates or its stockholders, on the one hand, and such Indemnified Person, on the other; provided, however, that in no event shall the Indemnified Persons as a whole be required to contribute an amount greater than the amount of all fees actually received by Consultant from Company pursuant to Section 5.1 of the Agreement.

Company will not, without Consultant’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities arising out of such action, claim, suit, or proceeding or unless such settlement imposes no obligation on any Indemnified Person other than the payment of monetary damages that are to be satisfied solely by Company. Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person, without such Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

The Company’s reimbursement, indemnity and contribution obligations shall inure to the benefit of any successors, assigns, heirs and representatives of each Indemnified Person. The provisions of this Exhibit A shall survive any termination of the Agreement, the consummation of any transaction(s) contemplated thereby or the other completion of Consultant’s services with respect thereto.